Exhibit 12.1

John E. Lux, Esq.
Attorney at Law
1629 K Street, Suite 300
Washington, DC 20006
(202) 780-1000
Admitted in Maryland and the District of Columbia

September 20, 2019

Board of Directors

Aqua Quest International, Inc.

228 North Pinellas Avenue

Tarpon Springs, Florida 34689

Gentlemen:

I have acted, at your request, as special counsel to Aqua Quest International, a Florida corporation, (“Aqua Quest International”) for the purpose of rendering an opinion as to the legality of 2,000,000 shares of Aqua Quest International common stock, par value $0.0001 per share to be offered and distributed by Aqua Quest International (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Aqua Quest International with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Florida, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Aqua Quest International and all amendments thereto, the By-Laws of Aqua Quest International, selected proceedings of the board of directors of Aqua Quest International authorizing the issuance of the Shares, certificates of officers of Aqua Quest International and of public officials, and such other documents of Aqua Quest International and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Aqua Quest International, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Aqua Quest International against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ John E. Lux

John E. Lux